Exhibit 10.31

Presque Isle Downs Live Racing Agreement

THIS AGREEMENT, made and entered into this the 22nd day of February, 2007 by and between Presque Isle Downs Inc., hereinafter “Racing Association,” and the Pennsylvania Horsemen’s Benevolent and Protective Association Inc., a Pennsylvania not-for-profit corporation, hereinafter “PA HBPA.”

WHEREAS, the PA HBPA is a trade organization composed of owners and trainers (hereinafter the PA HBPA “Members”) of thoroughbred race horses; and

WHEREAS, the PA HBPA provides benevolent programs and other services for its members and their employees who are engaged in live thoroughbred racing at the Racing Association; and

WHEREAS, the Racing Association is licensed by the Pennsylvania State Horse Racing Commission (hereinafter PSHRC), pursuant to Act 135 of 1981, to conduct live thoroughbred horse racing with pari-mutuel waging and, in accordance with that licensure, Racing Association owns and is constructing and intends to operate a thoroughbred racing facility under the trade name Presque Isle Downs Inc. (hereinafter also referred to as the “Racing Association”); and

WHEREAS, the parties hereto reaffirm their support for quality live thoroughbred racing activities and reaffirm their desire to the promotion of such activities in the State of Pennsylvania; and

WHEREAS, the parties hereto desire to memorialize and set forth in writing the contractual agreements by and between the Racing Association and the PA HBPA concerning live thoroughbred racing at the Racetrack.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, the parties desire to be legally bound, do agree as follows:

1.                                       Definitions.

a.               “Exported Simulcast Signals” — shall mean a simultaneous audio-visual and data transmission of live horse race sent from a host facility to a guest facility located either in the same state or a foreign state.

b.              “Imported Simulcast Signals” — shall mean a simultaneous audio-visual and data transmission of live horse race received from a host facility by a guest facility located either in the same state or a foreign.

c.               “Host Facility” — shall mean any facility where a live horse race is conducted

d.              “Guest Facility” — shall mean any facility which acquires the non-exclusive right to receive the simultaneous audio-visual and data signals of a live horse race conducted at a host facility, and in addition, may accept pari-mutuel wagers, with the right to commingle said facility’s pari-mutuel pools with and into a host facility’s pari-mutuel pools.

e.               “Net Commission” — Handle less amount returned to bettor.

f.                 “Transmission Cost” — shall mean the cost of uplink services, decoder costs, voice tech, and interface fees.

2.                                       Term of Agreement.  This Agreement shall become effective as of February 22, 2007, and shall remain in full force and effect, unless sooner terminated as provided herein, until December 31, 2009 (hereinafter “Initial Term”).  This Agreement shall continue for a further Term of two years without change unless either party shall, at least ninety days prior to December 31, 2009, or each successive two-year Term thereafter, give notice to the other of its intention that this Agreement shall not be automatically renewed pursuant to the provisions of this paragraph.  In the event notice of intent not to renew is given by either party, the parties agree that weekly negotiation sessions shall be held commencing no later than 75 days prior to the expiration of the Term or successive Term and the parties mutually agree to bargain in good faith, without waiving rights of either party.

3.                                       Exclusive Representation.  The PA HBPA is currently recognized by the PSHRC  to be the duly qualified and exclusive representative of the majority of the owners and trainers of live thoroughbred horse racing, within the meaning of the Interstate Horseracing Act (15 U.S.C. § 3001, et seq.) (the “Act”).  Therefore, the Racing Association shall only negotiate with the exclusive bargaining agent or representative of the PA HBPA.  Any negotiation or discussion of the terms and provisions of this Agreement, or any amendment thereto, or any Agreement which shall supersede the terms and provisions of this Agreement with any person, or entity or representative of an entity that is not the exclusive bargaining agent or representative of the PA HBPA shall constitute a breach of this Agreement, provided that at such time the PA HHBPA remains the duly qualified and exclusive representative of the majority of the owners and trainers of horses at Presque Isle Downs.  Furthermore, the Racing Association shall not insert any term or provision which conflicts with the PA HBPA’s exclusive representation of owners and trainers of live thoroughbred racing into any contract or agreement arising out of the use of the Racing Association’s facilities and/or participation in the live horse races conducted at the Racing Association.

4.                                       Purses and Stakes.

a.               Minimum Purses.    It is mutually agreed that, as far as possible and consistent with the foregoing, the principle of “better purses for better horses” shall be followed in establishing the purse payable for any one race.  Every effort will be made to have the same level of purses for the same class of horses throughout each thoroughbred horse racing meeting during the term hereof. In anticipation of the commencement of slot machine operations at Presque Isle Downs in February of 2007 and the accumulation of purse money from the statutory portion of slot machine revenues from February of 2007 until the commencement of live racing in September of 2007, and in order to avoid an overpayment, except as provided below with respect to Stakes Races, the Racing Association and the PA HBPA agree to pay purses based on the following schedule in the initial year of operation, 2007, as outlined by the distribution schedule below.

Division Of Purses for 2007
First	—	75%
Second	—	45%
Third	—	20%
Fourth	—	15%
Fifth	—	10%
Sixth	—	5%
Seventh	—	4%
Eighth	—	2%
Total	—	175%

The parties agree that if commencement of slot machine operations at Presque Isle Downs is delayed for any reason, then the parties will renegotiate the distribution schedule for 2007.

Division of Purses 2008 forward
First	—	60%
Second	—	20%
Third	—	10%
Fourth	—	5%
Fifth	—	2.5%
Sixth	—	1.5%
Seventh	—	.5%
Eighth	—	.5%
Total	—	100%

b.              Purse Schedule Distribution.  The Racing Association and the PA HBPA will establish and publish a purse schedule distribution, which shall show the purse distribution planned for various classes of horses at various distances.  Such schedule shall be updated as necessary.  Said schedule with any amendments thereto shall be posted in the Racing Secretary’s office.

c.               Stakes Schedule.  In the initial year of operation, 2007, the Racing Association and the PA HBPA will agree upon and approve a stakes schedule for 2007 prior to June 30, 2007.  In the year 2008 and each subsequent year, purses for stakes races shall not exceed, in the aggregate, 8% of the total purses paid, from the purse account, in the immediately preceding calendar year. The PA HBPA reserves the right to authorize Stake Schedule funding greater than 8% in each year of the agreement.  The Racing Association shall determine the number of and purses for stakes races and submit the stakes schedule to the PA HBPA for written comment prior to submission of the stakes schedule to the PSHRC.  Stake Races shall be guaranteed.  The Racing Association agrees to pay purses for stakes races back through not less than five places.  It is understood by both parties that purse schedules shall not be in conflict with the rules of racing of the PSHRC as presently constituted or as may be amended.

d.              Purse Funds.  During the term of this Agreement, the Racing Association and the PA HBPA shall allocate and pay purse moneys as provided by this agreement, including any additional percentage of the pari-mutual handle which may be legislated and incorporated into the PA Race Horse Industry Reform Act statute during the period of this Agreement, if specifically legislated for purses.  In the event Presque Isle Downs commences slot machine operations prior to the first live race meet, then all amounts from such slot machine operations that are required to be contributed to racing purses will be placed in an account for the benefit of purses in accordance with the laws and regulations of the Pennsylvania Gaming Control Board.  In all cases, revenue from slot machine operations shall be allocated in the manner set forth in the Race Horse Development and Gaming Act of 2004.

i.      Underpayment of Purses.  Unless otherwise required by law, any underpayment of purses to the horsemen during the term of this agreement will be distributed during the next ensuing thoroughbred horse racing meeting.

e.               Overpayment of Purses.  The Racing Association and the PA HBPA agree to cooperate to the fullest extent possible to avoid any overpayment of purses to horsemen as of the end of the racing meeting of any year during the term of this agreement.  If the Racing Association makes a payment in excess of the amount computed for purses herein, the overpayment can be offset against any underpayment in any succeeding race meeting, but overpayments, if any, existing at the end of any racing meeting must be computed and adjusted only as of the end of the last meet.

5.                                       Revenue Sharing.

a.               On-Track Wagering.  During the term of this Agreement, the Racing Association shall pay to the Horsemen’s purse account an amount equal to 33⅓% (hereinafter referred to as the “On-track Purse Percentage”) of the Racing Association’s net commission, including breakage as allocated in § 325.222 (c)(2), but excluding any taxes due under state law, received from pari-mutuel wagers made at the Racing Association’s racetrack on live races run at the racetrack (the “Purse Monies”); provided, however, that with respect to races conducted at the Host facility after January 1, 2009, the Racing Association shall pay to the Horsemen’s purse account 50% of the Racing Association’s net commission, including breakage as allocated in § 325.222 (c)(2), but excluding any taxes due under state law.  Nomination, starting, and entry fees paid by owners shall not be considered purses paid by the Racing Association for the purpose of determining the amount of the On-Track Purse Percentage.  It is understood and agreed upon these fees will be matched by the Racing Association and used exclusively for the marketing of the live racing product.  The Racing Association will provide the PA HBPA with the schedule of events and an accounting of these funds.

b.              Simulcast Revenues.  In addition to the revenues paid by the Racing Association in the paragraph above, the Racing Association shall, subject to obtaining the appropriate consent from Horsemen in accordance with the provisions of paragraph 6, apply the following amounts to the Horsemen’s purse account:

i.          Exported or Imported In-State Simulcast Signals.  In the event the Racing Association exports a simulcast signal and pari-mutuel wagering information on a race held at the Racing Association (“Host” facility) to another racing association or other off-track facility (“Guest” facility) located within the Commonwealth of Pennsylvania, then, in such event, the Racing Association shall pay to the Horsemen’s purse account 33%⅓ of the Racing Association’s fee revenues, but excluding transmission cost and any taxes due under state law; provided, however, that with respect to export fees generated from races conducted at the Host facility after January 1, 2009, the Racing Association shall pay to the Horsemen’s purse account 50% of the Racing Association’s fee revenues, but excluding transmission cost and any taxes due under state law.  In the event the Racing Association imports a simulcast signal and accepts pari-mutuel wagers on a race held at another racing association located within the Commonwealth of Pennsylvania or imports a simulcast signal and accepts pari-mutuel wagers from any other “guest” facility located within the state, then, in such event, the Racing Association shall pay to the Horsemen’s purse account 33 1/3 % of the Racing Association’s net commission, including breakage as allocated in § 325.22 (c)(2) but excluding transmission cost  and any taxes due under state law.

ii.       Exported Simulcast Signals to Out-of-State Facility.  In the event the Racing Association shall enter into a contract with a “guest” racing association, off-track wagering system or other off-track facility, located outside the commonwealth of Pennsylvania, for the purpose of authorizing such guest facility to receive a simulcast signal from the Racing Association and to accept pari-mutuel wagers on a race held at the Racing Association, then in such event, the Racing Association shall pay to the Horsemen’s purse account an amount equal to 33 1/3 % of the Racing Association’s fees received under the terms of said contract, excluding only transmission cost, excise or similar taxes, if any, payable with respect to such revenue; provided, however, that with respect to export fees generated from races conducted at the Host facility after January 1, 2009, the Racing Association shall pay to the Horsemen’s purse account 50% of fees received under the terms of said contract, excluding only transmission cost, excise or similar taxes, if any, payable with respect to such revenue.

iii.    Imported Simulcast Signals from Out-of-State Facility.  In the event the Racing Association shall enter into a contract with a host racing association located outside of the Commonwealth of Pennsylvania, for the purpose of importing the simulcast signal and accepting pari-mutuel wagers on a race held at such host racing association’s facility, then in such event, the Racing Association shall pay to the Horsemen’s purse account an amount equal to 33 1/3 % of the Racing Association’s net commission  received under the terms of said contract, excluding only transmission cost and excise or similar taxes, if any, payable with respect to such revenue.

c.               Media Revenue, Telephone, Electronic and other Gambling Revenue.  In addition to the revenues paid by the Racing Association for On-Track Wagering and Simulcasting, the Racing Association shall also apply the following amounts to the Horsemen’s purse account:

i.          Media Revenue.  If the Racing Association receives revenues from the sale or licensing of its television, radio, or other media transmission rights, including, but not limited to, cable, network or subscription transmission, but excluding revenue from the export of interstate or intrastate simulcasting pursuant to which revenues are paid under Paragraph 5  above (hereinafter referred to collectively as “Media Rights”), the Racing Association shall pay to the Horsemen’s purse account an amount equal to 33 1/3 % of the Racing Association’s gross revenue received from the sale of such Media Rights. Prior to execution of any agreement for the sale of Media Rights, the Racing Association shall notify the members of the PA HBPA of the material terms and conditions of all contracts it negotiates under the terms of which it sells or licenses its Media Rights and shall give consideration to the positions expressed by the PA HBPA representatives.  PA HBPA acknowledges that race images are used by the Racing Association for the promotion of racing and Presque Isle Downs, Inc. and its parent corporation for the promotion of their businesses and grants Presque Isle Downs, Inc. the right to use racing images for the promotion of its business and that of its parent corporation.  Nothing in this provision shall be construed as an admission or acknowledgment by the Racing Association that any person, entity or group other than itself has a proprietary right in or to the Media Rights relating to any event hosted and/or sponsored by the Racing Association.

ii.       Telephone Account, Electronic Media, Or Other Forms of Remote Wagering Revenue.  In the event of such forms of wagering for purposes of determining the amount to be paid to the Horsemen’s purse account, a telephone account wager or other wager made on races conducted at the Host Facility through an electronic media wagering system, the majority of which is owned by the Racing Association, shall be deemed to be made at the Racing Association as an on-track wager, and revenues received by the Racing Association therefrom shall be allocated and paid to the Horsemen’s purse account in accordance with the On-track Purse Percentage set out herein.  33 1/3 % of any source market or similar fees, or any other fees, no matter what they may be called or how characterized, received by the Racing Association from telephone account or electronic media wagering systems remunerating the Racing Association for market impact occurring by virtue of such wagers being made in defined geographical area to be determined at the time of source market fee agreement on races being imported by the Racing Association via simulcast signals from within or outside of Pennsylvania shall be allocated and paid to the Horsemen’s purse account.  For purposes of this Agreement, the term “source market or similar fees” shall include, but not be limited to, any and all fees or revenues paid to the Racing Association and/or its horsemen by Television Games Network or any other account wagering, electronic media or other remote wagering entities for the right to accept wagers from account holders located in defined geographical area to be determined at the time of source market fee agreement.  For the avoidance of doubt, the “source market or similar fees” received by Racing Association in connection with telephone account, electronic media, or other forms of remote wagering with respect to live racing conducted at the Host facility shall be subject to the Revenue Sharing provisions set forth above.

d.              Full Disclosure of all Documents Relating to Revenue.  The PA HBPA shall have the right to review, audit and inspect all files and documents, in whatever form, in the hands of the Racing Association or its agents or designees relating to any revenue generated by Racing Association, including but not limited to: wagering at the racetrack, simulcast agreements, sponsorships, media rights, telephone or electronic wagering, other forms of gambling subject to compliance with any applicable laws, rules, regulations or policies of the PA Gaming Control Board.  Furthermore, the PA HBPA shall have the attendant right to review, audit, and inspect all files and documents, in whatever form, relating to fees and overhead expenses incurred by the Racing Association in its performance of in-state and interstate simulcasting contracts, pari-mutuel wagering, and operation of the racetrack.  The Racing Association agrees to make all of its relevant books and records available to the PA HBPA for review, audit, inspection and/or copying, upon 10 day’s notice by the PA HBPA.  Any such review, audit or inspection performed by the PA HBPA will be performed at its own expense.  The Racing Association agrees that it will not unduly delay, restrict or impede the PA HBPA’s access to this information, and that it will maintain full, complete and accurate records of all its transactions, including the sale of simulcast signals, for a minimum period of 7 years.  Should the Racing Association deny the PA HBPA’s request to review documents, it shall provide to the PA HBPA, in writing, within 10 days the reasons for its denial.  Any dispute arising from this term shall be first submitted to arbitration, in the manner provided in Paragraph 18 (b).  The foregoing rights set forth in this section 5(d) are further qualified as follows: (i) the documents will be made available to only the president and treasurer of the PA HBPA and any certified public accountant engaged by the PA HBPA for such purpose; and (ii) any person reviewing such documents will agree to keep all information strictly confidential.

6.                                       Simulcast Wagering Consent.

a.               Interstate Simulcasting/Off-Track Wagering Consent.  For the initial racing meet that is scheduled to begin September 1, 2007 and end September 28, 2007, the PA HBPA consents to the Racing Association entering Simulcast Agreements with the entities listed on Exhibit A attached hereto, provided that such Simulcast Agreements contain economic terms no less favorable than those currently in effect between such entities and Mountaineer Park, Inc.  For each subsequent race meet commencing in 2008 and thereafter, the PA HBPA will exercise its consent and approval right with respect to the interstate simulcasts and the conduct of interstate off-track wagering by the Racing Association as provided for under Section 234 of the Race Horse Industry Reform Act and the provisions of the

Interstate Horseracing Act of 1978 by separate letter directed to the Racing Association and signed by an authorized representative of the PA HBPA, such consent and approval not to be unreasonably withheld.  Likewise for each subsequent race meet commencing in 2008 and thereafter, the Racing Association agrees to make its request for the PA HBPA’s consent and approval no earlier than sixty (60) days, but no later than thirty (30) days prior to each year’s race meet.  The Racing Association will provide to the PA HBPA the information set out in subparagraph “c.” below along with a complete list of all proposed simulcast “guest,” “satellite facilities,” and “secondary recipients,” if any, providing a separately detailed summary of the price proposed to be paid by each proposed off-track wagering site.  Within seven (7) days after the Racing Association discloses the aforementioned information to the PA HBPA, the PA HBPA will provide its letter granting or withholding consent and approval, or any terms and conditions thereto, to the Racing Association.  If the Racing Association provides all of the aforementioned information to the PA HBPA by no later than thirty (30) days prior to the meet, but the PA HBPA fails to provide its consent and approval letter within seven (7) days after such information has been fully disclosed, the Racing Association shall, by virtue of this agreement, be deemed to have the PA HBPA’s consent and approval with respect to all of the disclosed out-of-state off-track wagering sites at the prices so disclosed during the upcoming meet.

b.              Intrastate Simulcasting Consent.  For the initial racing meet that is scheduled to begin September 1, 2007 and end September 28, 2007, the PA HBPA consents to the Racing Association entering Simulcast Agreements with the entities listed on Exhibit A attached hereto, provided that such Simulcast Agreements contain economic terms no less favorable than those currently in effect between such entities and Mountaineer Park, Inc.  For each subsequent race meet commencing in 2008 and thereafter, the PA HBPA will exercise its consent and approval right with respect to intrastate simulcasting by the Racing Association as provided for under Section 234 of the Race Horse Industry Reform Act, such consent not to be unreasonably withheld, by separate letter directed to the Racing Association and signed by an authorized representative of the PA HBPA in accordance with the provisions outlined in subparagraph “a.” above except that (1) the Racing Association may disclose the licensed locations within the State of Pennsylvania to whom it proposes to send an intrastate simulcast at any time during the calendar year but no later than thirty (30) days prior to the race meet, and the PA HBPA agrees to provide its letter granting or withholding consent or approval, or any terms and conditions thereto, by separate letter within seven (7) days thereafter.  The Racing Association agrees to provide a complete disclosure of the terms and conditions upon which it proposes to send intrastate simulcasts to any licensed location within Pennsylvania along with its request for the PA HBPA’s consent and approval.  If the Racing Association discloses all of the proposed terms and conditions to the PA HBPA by no later than thirty (30) days prior to the meet, but the PA HBPA fails to provide its consent and approval letter within seven (7) days thereafter, the Racing Association shall, by virtue of this agreement, be deemed to have the PA HBPA’s consent and approval with respect to intrastate simulcasting to the disclosed licensed locations in accordance with the disclosed terms and conditions for the upcoming meet.

c.               The Racing Association (for itself and it’s affiliated and related entities) agrees that no person, firm or entity shall be permitted to accept wagers on races conducted at the Racing Association and transmitted to such recipient unless each such recipient has a written agreement (“Simulcast Agreement”) regarding such transmission and wagering thereon with the Racing Association.  The Racing Association agrees not to grant wagering rights to any “guest” facility located outside this state without restricting such “guest” from retransmitting, rebroadcasting or otherwise distributing the Racing Association’s simulcast signals, and prohibiting the acceptance of wagers on the Racing Association’s races, unless “guest” fully discloses to the Racing Association, and the Racing Association, in turn, provides to PA  HBPA, the following: (1) the address of each of “guest’s” principal locations or premises; (2) the address of each of “guest’s” “satellite facilities,” if any, regardless whether such facilities may be located in “guest’s” same or different state; (3) the address of each of “guest’s” “secondary recipients,” if any.  The Racing Association agrees to provide a complete list of all simulcast “guest,” “satellite facilities,” and “secondary recipient” outlets, and any other facilities or outlets, which will or may accept wagers on races conducted at the Racing Association during the term hereof.  The Racing Association will also provide the PA HBPA with complete copies of all simulcast contracts, agreements, exhibits, schedules, and financial arrangements negotiated by the Racing Association (including all affiliated and related entities) with each entity that proposes to accept wagers on races conducted at the Racing Association during the term hereof, it being the intention of the parties that the PA HBPA shall have complete access to all information related or pertaining to all Revenue from simulcast wagering

d.              Prior to the commencement of each racing meet, the Racing Association shall provide the PA HBPA with all host fee rate information and an opportunity to discuss same with the Racing Association for all outlets to which it (or any affiliate or related party) may contract.  Information communicated in connection with the provisions of this paragraph shall be maintained in confidence and shall not be publicly disclosed by either party unless required by law to do so.

e.               During the term of this Agreement, the parties recognize that the Racing Association may have the need or occasion to negotiate with Guest Facilities, including off-track wagering sites, located inside or outside the Commonwealth of Pennsylvania, which are subject to the Interstate Horseracing Act of 1978 (the “Act”), for the conduct of off-track wagering for the following races: Thoroughbred races held at the Racing Association, in a time frame that does not allow the Racing Association to include such sites in the list provided to the PA HBPA on or before thirty (30) days prior to the meet as envisioned under subparagraph “a.” above.  If the Racing Association negotiates with new or additional off-track wagering site(s) in a time period after the thirty (30) day window set out in subparagraph “a.” above, the parties agree to follow the procedures as set out herein.  The Racing Association shall disclose any new or additional site(s), accompanied with all pertinent information as set out in subparagraph “a.” and “c.” above along with the details of the proposed price at which the simulcast and off-track wagering site proposes to purchase the simulcast and wagering rights.  The PA HBPA agrees to exercise its consent and approval rights, which shall not be unreasonably withheld, with respect to such new or additional site(s) within five (5) business days after such information is fully disclosed.  If the Racing Association provides all of the aforementioned information to the PA HBPA, but the PA HBPA fails to provide its consent and approval letter within five (5) business days after such information has been fully disclosed, the Racing Association shall, by virtue of this agreement, be deemed to have the PA HBPA’s consent and approval with respect to all of the disclosed  off-track wagering sites at the prices so disclosed during the upcoming meet.  Unless the PA HBPA shall have been deemed to consent and approve by its inaction as set forth in the immediately preceding sentence and in Section 6(a) and 6(b) above, no race or races’ simulcast signal will be exported from the Racing Association without prior written approval of the PA HBPA in accordance with the Act.

7.                                       Racing Surface.  The Racing Association and the PA HBPA hereby agree that a synthetic surface will be installed as the racing surface.  The cost of the surface will be partially funded by the PA HBPA in the amount of 50% of the excess capital expenditure above that of a conventional racing surface, together with interest thereon at the blended rate that Racing Association pays from time to time on its line of credit with Wells Fargo Bank (variable rate, currently 8.3%) and its publicly traded notes ($130 million of which have a fixed interest rate of 9¾% and $125 million of which have a fixed interest rate of 9%).  Once live racing begins (currently scheduled for September1, 2007), Racing Association shall bill the PA HBPA monthly and payments will be due upon receipt of such bill.   In the alternative, the PA HBPA may obtain its own financing.  Notwithstanding the foregoing, if in the business judgment of Racing Association, in consultation with engineers and other outside professionals, a synthetic surface will not accommodate the planned winter activities of Racing Association (such as snowmobile use), then Racing Association will not be required to install a synthetic surface. In the initial year of operation, 2007, the racing surface shall be made available for training 21 days prior to the start of a racing meet and 15 days after the last day of a race meet.  In 2008 and subsequent years the racing surface shall be made available for training 30 days prior to the start of the meet and 15 days after the last day of the meet.

8.                                       Condition Book.  PA HBPA represents that it has created a Condition Book Committee to consult with Horsemen concerning the conditions of racing and to make known to the Racing Association the results of their consultations.  The Racing Association agrees that this Committee shall have the right to meet with the appropriate Racing Association personnel to discuss and approve each Condition Book at least 10 days before printing in order to permit Committee review, suggestions, and recommendations.  The Racing Association will send a copy of the Condition Book to the Chairman of the Condition Book Committee, as well as post a copy in the Racing Secretary’s office, on or before the first date they are distributed.

9.                                       PA HBPA Office and Amenities.  The Racing Association shall provide, at no cost to the PA HBPA, a suitable office (including, at no cost to the PA HBPA, suitable lighting, heat, air conditioning and janitorial, but not furniture or equipment) located on the grounds of the Racing Association for its use.

The Racing Association shall not remove, prohibit or restrict in any way the PA HBPA’s use and enjoyment of this office and amenities during the term of this Agreement.  Should, however, the PA HBPA breach the terms of this Agreement or allow this Agreement to terminate without executing a new Horsemen’s Agreement, the Racing Association agrees to allow the PA HBPA to remain in its office, with the same amenities provided above, for 30 days from the date of the alleged breach or lapse of this Agreement.  Furthermore, the Racing Association shall provide 30 day’s written notice to the PA HBPA before taking any action to remove or restrict its use and enjoyment of this office.

Additionally, on live race days, the Racing Association shall provide the PA HBPA one dining table overlooking the race track for the PA HBPA and its member’s exclusive use, programs, and free parking for PA HBPA members with horses entered in a race on that day, provided, however, that if the PA HBPA does not confirm with the manager on duty within four (4) hours prior to post time its intention to use the reserved dining table for that race day, then the Racing Association may make the table available to its other patrons.

10.           Stalls and Track Facilities:

a.               Stall Allocations and Applications:  Racing Association shall make its stalls available free of charge to Horseman each race meeting.  Racing Association shall not discriminate in the allocation of stalls by reason of HBPA membership or activity or allow its representatives or employees to discriminate in the allocation of stalls.  Horsemen must provide a stall application to Racing Association to receive a free stall and must provide proof of worker’s compensation insurance unless supplying a written affidavit certifying no employees.

The terms and conditions of stall applications shall be sent to the HBPA at least thirty days prior to the first day of each race meeting.  A copy of the stall application is attached hereto as an addendum.

b.              Backside Facilities:  The racing surface, the barns and related backside facilities at the Racetrack, all necessary for training purposes, shall be made available by Racing Association to Horsemen without charge for those Horsemen who have horses training. Racing Association shall, at its own expense, make water, hot water, and electricity available to each barn in use and keep the racing surface harrowed and watered.

The racing strip, barns, tack rooms and other facilities useful for training purposes shall be made available to Horsemen without charge.  Racing Association agrees that these facilities shall be made available during reasonable hours for training purposes, subject to weather conditions.  Racing Association agrees to reimburse the PA HBPA for the services of a paddock blacksmith in the paddock for each and every live race day, such reimbursement not to exceed $100 per live race day.

The Racing Association agrees to take reasonable steps to maintain the stalls and barn areas in a suitable manner at all times, including but not limited to, the daily collection of manure and the filling of all road areas to prevent water accumulation. Racing Association agrees to remove trash and debris from trash receptacles provided on the backside area at no cost to the Horsemen and maintain all backside area restrooms in a clean and sanitary condition.

The PA HBPA recognizes an obligation of Horsemen and backside personnel to maintain the backside area occupied by them in a sanitary condition, free from litter and other foreign objects.  HBPA will use its best efforts to ensure that Horsemen and their employees fulfill their obligation in this regard.

c.               Vendors:  Racing Association shall not establish or impose upon Horsemen a monopoly, restriction or requirement regarding the use of blacksmiths, feed men, track suppliers, veterinarians, or other services customarily used by Horsemen.  Racing Association will secure its best efforts to keep such unlicensed persons off its premises.

11.                                 PA HBPA Funds.  The Racing Association shall pay to PA HBPA, during the terms of the agreement, an amount equal to 5 % of total purses paid to the Horsemen on races run at the Track during each live race meet from the purse account.  This rate shall remain in effect until the PA HBPA’s capital contribution, including interest financed by Presque Isle Downs Inc., for its share of the installation of a synthetic surface, is amortized over a period not to exceed 5 Years, after which the rate will be 3%. The monies due the PA HBPA shall be paid by the end of each month.

12.                                 Anti-Strike.  The Officers of the PA HBPA agree, so long as the Racing Association is not in breach, to not directly or indirectly call, instigate, promote or participate in any strike, boycott or slowdown of the Racing Associations facilities, including but not limited to its slot machine operations.

13.                                 Fire Insurance and Liability.  There is currently in existence a Fire and Disaster Insurance Plan, provided by the NHBPA, under which a reputable insurance company provides insurance for Horsemen to protect them from loss of their race horses, tack supplies, and other personal property due to fire or disaster.  Therefore, Racing Association agrees to pay to NHBPA, for each year of the Agreement, its proportional share of the total annual premium as determined annually by the NHBPA.  It is understood, however, that the limits and types of coverage will not increase without the prior written agreement of the Racing Association.

Because of this payment for the Fire and Disaster Insurance Plan, the PA HBPA shall indemnify and hold Racing Association harmless from and against any damage, loss, action, judgment, cost or expense (including reasonable attorneys’ fees) resulting from any claim, demand or cause of action made or brought by a Horsemen for any loss covered by the Fire and Disaster Insurance Plan.

14.           Horsemen’s Bookkeeper and Purse Account.

Bookkeeper.  A Horsemen’s Bookkeeper shall be employed by the Racing Association and shall be subject to the policies generally applicable to the Racing Association employees.  The Horsemen’s Bookkeeper shall perform those functions set forth from time to time by statute and  Section 235 of the Race Horse Industry Reform Act, and the Racing Association shall provide such equipment as shall be reasonably necessary for the performance of the Horsemen’s Bookkeeper’s statutory duties.  The Racing Association shall at all times maintain sufficient funds in such account to meet the horsemen’s  requests for payment for purses, stakes, rewards, claims and deposits as such requests are made or in accordance with the State law, Racing Association rules, or the provisions herein.

All portions of purse money shall be made available to earners thereof immediately following clearance of purses by PSHRC; except however, when the stewards shall order money withheld until final adjudication of a dispute determining which persons are entitled to such money in dispute.  Money owing to a horseman by reason of the claim of such horseman’s horse for cash shall be made available to such horseman, for claiming purposes only, in the race following the race when such horsemen’s horse was claimed if such horseman shall request that his money be made available prior to or at the time of the claim of such horseman’s horse.  In the case of payment in a form other than cash or cash equivalents, then the money will be paid to the horsemen upon the Racing Association’s receipt of collected funds.

For this purpose, the Horsemen’s Bookkeeper shall maintain a separate bank account known as the “Horsemen’s Purse Account” subject to and in accordance with all laws and regulations of the Commonwealth of Pennsylvania.  The Racing Association shall have no control over such funds once transferred by it to the Horsemen’s Bookkeeper Account.   The Racing Association agrees to furnish (at no cost, fee or expense to the PA HBPA) appropriate office space, furniture and equipment for the operation of the Horsemen’s Bookkeeper. The racing association shall be responsible for the acquisition and maintenance of any computer software necessary for the operation of the Horsemen’s Purse Account and the management and operation of the account including, but not limited to, all tax and regulatory filings.

Funds on deposit in the Horsemen’s Bookkeeper Account shall be placed in an interest bearing account and the interest shall be paid in accordance with the Race Horse Industry Reform Act.  The selection of the financial institution holding the funds shall be at the discretion of the PA HBPA

15.           Racing Committee:

a.               During the term of this Agreement, the Racing Association and the PA HBPA shall organize and maintain a joint committee known as the “Racing Committee.”  The PA HBPA shall appoint no more than three members to the Racing Committee.  The Racing Association shall appoint no more the three members to the Racing Committee.  The Racing Committee shall meet at least once not more than 30 days, nor less than 10 days, prior to each of the Racing Association’s race meetings, and at least once within 30 days after the conclusion of each race meeting.  The Committee shall meet at such other times as shall be requested by  one or more of its members to discuss such things as promotion, publicity, track conditions, other matters which relate to attendance, pari-mutuel handle, the quality of racing, health benefit programs, death benefits, drug and alcohol abuse programs, and any other program which will aid and assist the racing industry in Pennsylvania to care for its personnel at the highest possible level.  In addition to the above topics, the Racing Committee will specifically discuss: (1) parking for owners and backside workers; (2) access to and from the Racing Association’s facility through backside gates; (3) access to the Racetrack for training purposes during any necessary construction at the Racetrack; and special event parking issues.  Unless closed for the season, the Racetrack and Trackside racing strips shall each be maintained properly and be provided a starting gate and crew 4 days per week, subject to Racing Committee discretion.  A minimum of ten members on the gate crew will be provided for all race cards. Provided, however, that the PA HBPA may consent to a lower number. The Racing Association shall, in a timely manner, use its best efforts to provide the PA HBPA representatives on the Racing Committee with reasonable proposals to address the enumerated issues listed above.  The Committee shall keep minutes of its discussions, recommendations and decisions.

b.              Grievance Committee:  The parties hereto believe it most advisable and to their mutual best interest that any future difference between them with respect to the provisions of this Agreement, the matters covered hereby or any other matter pertaining to thoroughbred racing where both parties are interested, should be settled by them, without undue publicity, by negotiation and consultation.  This sub-committee shall consist of not more than four members appointed by the PA HBPA, and four members appointed by the Racing Association.  These members shall act as a joint body in an effort to amicably and equitably resolve all disputes or grievances between the PA HBPA and the Racing Association. Officials of either the PA HBPA or the Racing Association may request a meeting of the Racing Committee, Grievance Sub-committee to discuss any existing disputes between the horsemen and the Racing Association.  Such request shall include an agenda for those matters which are to be discussed.  Within 72 hours after receipt of such request, a meeting shall be held at a mutually agreeable time and place.  Matters which can not be resolved shall be submitted to arbitration, subject to Paragraph 18. (b) of this Agreement. The election of either party to submit an issue to arbitration shall be reflected in writing to the other party, specifying the issue which has not been satisfactorily resolved by the Grievance Sub-committee.

c.               Equine Safety Committee

The Associations and the PA HBPA agree to establish an Equine Safety Committee.  The membership will consist of representatives from all constituent groups (Racing association, horsemen, jockeys or other necessary group) that affect live racing at Presque Isle Downs.  The committee will meet at least once a month, if not more frequently, to discuss the variety of issues that affect all aspects of equine safety at Presque Isle Downs.

d.              PA HBPA/Management Committee

During the term of this Agreement, Associations and the PA HBPA shall organize and maintain a joint committee to be known as the “PA HBPA/Management Committee”.  This Committee shall be composed of not more than five representatives form the PA HBPA (including the President) and not more than five representatives form Associations (including the Director of Racing).  This Committee shall meet regularly at the request of any member of said Committee.  The Committee shall discuss such things a barn area issues, track conditions, racing program, and other matters which relate to attendance, pari-mutuel handle, the equality of racing and any other issues not specifically addressed in this Agreement which will assist the Pennsylvania thoroughbred horse racing industry to be progressive and competitive. The committee shall determine how to resolve any of the foregoing issues and it may recommend any impasse to arbitration in accordance with Section 18. (b) of this Agreement.

16.                                 Wagering Hub — In the event that the Racing Association establishes a wagering hub either at Presque Isle Downs or at some other physical location during the term of this agreement, the Racing Association will recognize Presque Isle Downs source market customers as those with zip codes within a 50 mile radius of Presque Isle Downs.  Revenue generated from these Presque Isle Downs source market customers will be subject to the Revenue Sharing provisions of this Agreement.

17.                                 Horsemen’s Discount - All Horsemen who are licensed by the PSHRC as an owner or trainer and are active members of the PA HBPA shall receive a 20% discount at all dining facilities excluding the gourmet restaurant currently known as La Bonne Vie.

18.                                 PA HBPA Covenant -

a.               PA HBPA covenants that so long as Associations comply with the provisions of this Agreement, PA HBPA will not institute or instigate, promote, encourage, condone, or engage in any boycott, close down, slow down, stoppage of, or interference with any race meet or race meets of Associations, at Presque Isle Downs, or any other business activity of Presque Isle Downs, including its slot machine operations.  PA HBPA will use its best efforts to ensure that its members comply with this paragraph.

b.              In the event that there is a disagreement between the parties as to whether any party has complied with the terms or conditions in this Agreement, then the Associations shall choose an Arbitrator and the PA HBPA shall choose an Arbitrator.  The two Arbitrators shall choose a third Arbitrator, and the Board of Arbitrators shall decide the issues involved and each party agrees to be bound by the decision of the arbitration panel, except with respect to questions of federal law.  No action shall be taken by the PA HBPA prohibited by paragraph 18(a) unless and until the Arbitrators have determined that Associations are not in compliance with the terms hereof.

19.                                 Associations’ Covenants - The Associations will not, by means of agreement or otherwise, seek to establish or impose upon the horsemen a monopoly concerning independent contractors such as horseshoers, feedmen, tack suppliers, jockeys or any other suppliers or servicemen customarily used by horsemen.  Notwithstanding the foregoing, the Associations reserved the right to impose reasonable non discriminatory requirements for security, safety and environmental reasons on the Association’s premises and to limit access to only those vendors, suppliers and servicemen who are properly licensed by the State Horse Racing Commission and conditioned upon their compliance with reasonable rules and regulations promulgated by the Associations.

20.                                 This Agreement shall be submitted to the Pennsylvania State Horse Racing Commission.

21.                                 Binding Effect — This Agreement shall be binding upon and inure to the benefit of the parties hereto or their respective successors and approved assigns. Each party will supply the other with a certified copy of a Resolution approving this Agreement.

22.                                 Entire Agreement — This Agreement contains the entire agreement and understanding of the parties hereto with respect to the subject matter interest and supersedes all prior or contemporaneous agreements with respect to such subject matters; and may not be modified or amended except in writing signed by all parties hereto.

IN WITNESS WHEREOF, the Associations and PA HBPA have executed this Live Racing Agreement the 22nd day of February, 2007.

PENNSYLVANIA HORSEMEN’S BENEVOLENT AND PROTECTIVE ASSOCIATION, INC.	PRESQUE ISLE DOWNS, INC.

\s\ Joseph Santanna	\s\ Richard D. Knight
Joseph Santanna, President	Richard D. Knight, President Chief Executive Officer